Exhibit 99.1

CorMedix Granted Extension of NYSE MKT Listing

Bridgewater, New Jersey, May 31, 2013 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, has received a notice from the NYSE MKT that CorMedix made reasonable demonstration of its ability to regain compliance with Section 1003(a)(i) of the NYSE MKT Company Guide (“Company Guide”) by October 20, 2013. Therefore, during this time, NYSE MKT will continue CorMedix’s listing through October 20, 2013. On April 5, 2013, the NYSE MKT notified CorMedix, that it reported stockholders’ equity of less than $2 million as of December 31, 2012, and incurred losses from continuing operations and/or net losses in two of its three most recent fiscal years December 31, 2012. As a result, CorMedix again became subject to the procedures and requirements of Section 1009 of the Company Guide.

As previously reported, CorMedix had received notice on April 20, 2012 from the NYSE MKT informing it that CorMedix was not in compliance with Section 1003(a)(iv) of the NYSE MKT’s continued listing standards due to financial impairment. CorMedix was afforded the opportunity to submit a plan to the NYSE MKT to regain compliance and, on May 17, 2012, presented its plan to the NYSE MKT. On June 27, 2012, the NYSE MKT accepted CorMedix’s plan and granted it an extension until August 22, 2012 to regain compliance with the continued listing standards. On September 21, 2012, the NYSE MKT notified CorMedix that it granted CorMedix another extension to January 31, 2013 and on February 1, 2013, NYSE MKT notified that CorMedix was further granted extension until April 15, 2013. On April 18, 2013, a notice was received from NYSE MKT that it granted CorMedix an extension until June 30, 2013 to regain compliance with the continued listing standards of the NYSE MKT.

CorMedix remains subject to the conditions set forth in the NYSE MKT’s letters dated April 20, 2012, and April 5, 2013. If CorMedix is not in compliance with all of the NYSE MKT’s continued listing standards of both Section 1003(a)(i) and Section 1003(a)(iv) within the respective timeframes provided, or does not make progress consistent with either plan or the new plan to be submitted to the NYSE MKT during the respective plan period, the NYSE MKT will initiate delisting proceedings. CorMedix is not eligible for any extension after October 20, 2013.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease. CorMedix most advanced product candidate is CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: CorMedix's ability to maintain its listing on the NYSE MKT; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including CE Marking for Neutrolin® in Europe; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources; CorMedix’s ability to obtain additional financing to support its research and development and clinical activities and operations; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Randy Milby

Chief Executive Officer

CorMedix Inc.

908-517-9489